PROMISSORY NOTE



$2,340,000                                                    Portland, Oregon
                                                                 July 14, 1997


            1. The Loan; Obligation to Pay. United States National Bank of Oregon ("U. S. Bank") has agreed to make a loan to Ajay Sports, Inc. ("Borrower"), in the amount of $2,340,000. Borrower, for value received, hereby promises to pay to the order of U. S. Bank the principal sum of $2,340,000, or such lesser amount as is outstanding under this note, on the terms set forth in this note. In addition, Borrower hereby promises to pay interest on the unpaid principal amount owed under this note (which shall accrue on and after the date of this note as specified in paragraph 2 below), together with all costs and fees, including reasonable attorney fees, incurred by U. S. Bank in enforcing Borrower3s obligations under this note. Principal hereof and the interest owing under this note are payable to U. S. Bank at 111 S.W. Fifth Avenue (T-8), Portland, Oregon 97204, or such other place as U. S. Bank may direct, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

            2. Interest Rate. From the date of this note until December 31, 1997, interest shall accrue on the principal amount owed hereunder at the Prime Rate (as defined below) plus 1 percent per annum. From January 1, 1998, through and including the date Borrower repays the principal amount owed under this note in full, interest shall accrue on the principal amount owed hereunder at the Prime Rate plus 2 percent per annum. As used in this note, the term "Prime Rate" means the rate of interest that U. S. Bank from time to time establishes as its prime rate. The Prime Rate is not necessarily the lowest rate of interest that
U. S. Bank collects from any borrower, or class of borrowers. At any time that the Prime Rate is in effect under this note, the interest rate on the loan evidenced hereby shall be adjusted concurrently with each change in the Prime Rate. The interest rates specified in this paragraph are effective unless Borrower is in default hereunder, in which case the principal balance owed hereunder at U. S. Bank3s election shall bear interest at the Prime Rate plus 5 percent per annum.

            3. Monthly Payments of Interest. On or before August 1, 1997, and the first day of each month thereafter through and including June 1, 2000, Borrower shall pay U. S. Bank all interest that has accrued on the principal balance outstanding under this note through the last day of the preceding month. All interest owed under this note shall be computed at the applicable rate based on a 360-day year, applied to actual days elapsed. All payments made under this note shall be applied first to any costs, fees, or expenses (including reasonable attorney fees) that Borrower is obligated to pay hereunder, then to interest, and finally to the principal amount owed under this note.

            4. Loan Fees. Borrower shall pay U. S. Bank a loan fee equal to one-half of 1 percent of the principal balance owed under this note as of December 31, 1997. That fee shall be due and payable by Borrower on December 31, 1997. If Borrower has repaid the entire amount owed under this note prior to December 31, 1997, no loan fee will be due hereunder.

            5. Scheduled Principal Payments. After Term Loan II (as that term is defined in the loan agreement of even date herewith among Borrower, certain of its affiliates, and Wells Fargo Bank, National Association (the "Wells Fargo Loan Agreement") has been repaid, Borrower shall make principal reduction payments with respect to the obligation evidenced by this note as follows:

            (a) $10,000 per month, starting on the tenth day of the first calendar month after the month in which Term Loan II is repaid, and on the tenth day of each month thereafter until the amount owed pursuant to this note is repaid in full; and

            (b) the Cash Flow Payments (as that term is defined below). "Cash Flow Payments" means, with respect to each fiscal quarter of Williams Controls, Inc. ("Williams"), and Borrower ending after Term Loan II is repaid, (i) within 60 days after the end of each fiscal quarter of Williams, an amount equal to 6.25 percent of Williams' consolidated Excess Cash Flow (as that term is defined in the Wells Fargo Loan Agreement) for the 12-month period ending with such quarter, and (ii) within 60 days after the end of each fiscal quarter of Borrower, an amount equal to 6.25 percent of Borrower's consolidated Excess Cash Flow for the 12-month period ending with such quarter; provided, however, in no event will the period described in items (i) and (ii) begin before August 1, 1997, and if, as a result of this proviso, the applicable period is less than 12 months, the percentage shall increase from 6.25 percent by an additional
      2.083 percent for each month by which such period is less than 12 months (for example, if the period is ten months, the applicable percentage shall be 10.416 percent). Notwithstanding the foregoing, Borrower shall not be required to pay a Cash Flow Payment due hereunder to the extent that such payment would cause less than $1,000,000 in Available Credit (as that term is defined in the Wells Fargo Loan Agreement) to exist under the Wells
      Fargo Loan Agreement. However, to the extent that the minimum credit availability requirement specified in the preceding sentence precludes Borrower from paying a Cash Flow Payment due to U. S. Bank, Borrower is obligated to pay, and shall pay, the unpaid portion of the Cash Flow Payment as soon as, and to the extent that, more than $1,000,000 in Available Credit exists under the Wells Fargo Loan Agreement.

At the time each Cash Flow Payment is due hereunder, Borrower shall deliver to U. S. Bank a written report in a form reasonably satisfactory to U. S. Bank detailing the calculation of the consolidated Excess Cash Flow of Borrower and Williams for the 12-month period in question. If Borrower contends that it is unable to pay all or any portion of a Cash Flow Payment due under this note due to the $1,000,000 Available Credit limitation described above, Borrower shall inform U. S. Bank of that fact in writing and shall provide U. S. Bank all information reasonably requested by U. S. Bank to enable U. S. Bank to verify Borrower's contention (including, but not limited to, information regarding the Borrowing Base (as that term is defined in the Wells Fargo Loan Agreement)).

            In addition to the above-described payments, Borrower shall make principal reduction payments with respect to the obligation evidenced by this note in an aggregate amount not to exceed $200,000 as soon as, and to the extent that, more than $2,000,000 in Available Credit exists under the Wells Fargo Loan Agreement. Until Borrower has paid the full amount specified in the preceding sentence, Borrower promptly will provide U. S. Bank with information reasonably requested by U. S. Bank with respect to the Borrowing Base (as that term is defined in the Wells Fargo Loan Agreement).

            6. Payment in Full. Borrower's obligations pursuant to this note shall mature and be due and payable in full upon the earlier of (a) July 1, 2000, or (b) acceleration of the amount owed hereunder in accordance with the provisions of paragraph 8 of this note following the occurrence of an event of default under this note. In the event of an acceleration of Borrower3s obligations hereunder, the provisions of paragraphs 3 and 5 of this note calling for scheduled payments of interest and principal no longer shall be applicable and the entire amount of principal and interest hereunder shall be immediately due and payable.

            7. Prepayment. Borrower may prepay amounts outstanding under this note that at any time, without a prepayment charge. Partial prepayments do not relieve Borrower of its obligation to make the interest and principal payments specified in paragraphs 3 and 5 of this note.

            8. Default. If Borrower fails to make any payment required by this note within 5 days of the day such payment is due, Borrower shall be in default hereunder. If Borrower is in default hereunder, or if an event of default occurs under the Consent, Reaffirmation, and Release Agreement of even date herewith among U. S. Bank, Borrower, and certain affiliates of Borrower (the "Agreement"), or any other documents that provide security for, or guaranties of, Borrower3s obligation pursuant to this note (collectively referred to as the "Loan Documents"), the principal balance of this note thereafter at U. S. Bank's election shall bear interest at the Prime Rate plus 5 percent per annum, initially determined on the date of Borrower's default and changing thereafter, if and when the rate changes (which rate shall remain in effect until the default is cured). Subject to the qualification specified in the following sentence, if Borrower does not cure a default hereunder within 30 days of receiving written notice from U. S. Bank of the default, U. S. Bank may without further notice to Borrower immediately exercise any or all of its rights under the Loan Documents and applicable law (subject to the terms and conditions of the Intercreditor Agreement of even date herewith between U. S. Bank and Wells Fargo Bank, National Association), and may declare the entire balance of principal of this note and any accrued interest and all other indebtedness secured or to be secured by the Loan Documents immediately due and payable in the manner and with the effect provided in the Loan Documents. Notwithstanding the foregoing, U. S. Bank hereby agrees that it will not accelerate the principal balance owed under this note following the first uncured payment default hereunder, but may do so following any subsequent uncured payment default. U. S. Bank3s failure to exercise any remedies or rights, or failure to immediately accelerate the debt evidenced by this note, shall not constitute a waiver of U. S. Bank3s right to do so at any other time.

            9. Costs and Attorney Fees. If Borrower defaults with respect to any payment provided for in this note, or in case of an event of default under any of the Loan Documents, U. S. Bank shall have the right, at Borrower's expense, to consult an attorney or collection agency, to make any demand, enforce any remedy, or otherwise protect its rights under this note and the Loan Documents. Borrower hereby promises to pay all reasonable costs, fees, and expenses incurred by U. S. Bank in connection with U. S. Bank's efforts to recover the amount owed hereunder, including, without limitation, reasonable attorneys' fees (with or without arbitration or litigation), arbitration and court costs, collection agency charges, notice expenses and title search expenses, and the failure of Borrower to pay the same shall, in itself, constitute a further and additional default. In the event that a suit, action, or arbitration is instituted to enforce this note, or any rights under the Loan Documents, the prevailing party shall be entitled to recover, in addition to costs and expenses provided by statute or otherwise, such sums as the court or arbitrator may adjudge reasonable as attorney's fees in such proceeding and on any appeals from any judgment or decree entered therein and the costs and attorney fees for collection of the amount due therein.

            Borrower further agrees to pay immediately upon demand all costs and expenses of U. S. Bank including reasonable attorney's fees: (a) if U. S. Bank seeks to have the property securing the loan evidenced by this note abandoned by any estate in bankruptcy; (b) if U. S. Bank attempts to have any stay or injunction prohibiting the enforcement or collection of this note, or the enforcement of any other Loan Document, lifted by any bankruptcy court or other court; (c) if U. S. Bank participates in any subsequent proceedings or appeals from any order or judgment entered in any such proceeding; (d) if U. S. Bank deems it appropriate to file a proof of claim, or in any other manner participate in any bankruptcy or similar proceedings; or (e) if U. S. Bank retains legal counsel in connection with any amendments or modifications of this note, or any other Loan Document requested by Borrower, or required by or resulting from Borrower's default hereunder or thereunder.

            10. Notice. Any notice to be given pursuant to this note shall be given as provided in the Agreement.

            11. Strictly Enforceable Agreement. Time is of the essence. Borrower agrees that it has received valuable consideration hereunder, that it signs this note as maker and not as surety, and that any and all suretyship defenses hereby are waived. Borrower for itself and all drawers and endorsers severally waives presentment for payment, protest, and notice of protest of this note.

            12. Arbitration. Either the holder of this note or Borrower may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort (collectively referred to below as "Claims") relating in any way to this note, or any transaction of which this note is a part, be settled by binding arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. Notwithstanding the reference to the American Arbitration Association rules in the preceding sentence, the American Arbitration Association shall not be involved in or administer the arbitration (unless the parties otherwise agree in writing). Rather, within 30 days of the date of a request or demand for arbitration of any dispute or Claims hereunder, the parties shall agree upon a mutually acceptable arbitrator (and, if they are unable or unwilling to do so, an arbitrator shall be appointed pursuant to 9 USC ' 5). All Claims will be subject to the statutes of limitation applicable if they were litigated. This provision is void if arbitration would jeopardize U.
S. Bank3s ability to proceed against collateral located outside of Oregon, or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair the holder's ability to realize on any collateral securing the loan. One neutral arbitrator will decide all issues. The arbitrator will be an active Oregon State Bar member in good standing. All arbitration hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction. Each party has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently:

            (a)   Setoff,

            (b)   Self-help repossession,

            (c) Judicial or nonjudicial foreclosure against real or personal property collateral, or

            (d) Provisional remedies, including injunction, appointment of receiver, attachment, claim and delivery, and replevin.

This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by both the holder of this note and Borrower.

            13. Assignment. U. S. Bank may assign, transfer, or participate its right, title, interest, and obligation in and under this note and the Loan Documents without Borrower's consent to another bank, a financial institution, an insurance company, an institutional lender, or an institutional investor. Borrower may not assign its rights or transfer its obligations under this note without U. S. Bank's prior, written consent.

            14. Governing Law. This note is governed by the laws of the state of Oregon, without regard to conflict of laws principles; provided, however, that to the extent the holder of this note has greater rights or remedies under federal law, this provision shall not be deemed to deprive the holder of such rights and remedies as may be available under federal law.

            Under Oregon law, most agreements, promises, and commitments made by
U. S. Bank after October 3, 1989 concerning loans and other credit extensions which are not for personal, family, or household purposes or secured solely by the borrower's residence must be in writing, express consideration, and be signed by U. S. Bank to be enforceable.


                                    AJAY SPORTS, INC.



                                    By
                                         Thomas W. Itin
                                         President